Exhibit 10.1

AMENDMENT NO. 2 TO PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO PURCHASE AGREEMENT (this “Second Amendment”), dated as of July 16, 2026, is made and entered into by and between Marpai, Inc., a New York corporation (“Marpai”) and AXA S.A., a French société anonyme (“AXA”). Marpai and AXA are sometimes referred to herein collectively as the “Parties.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended Purchase Agreement (defined below).

R E C I T A L S

WHEREAS, Marpai and AXA are parties to that certain Purchase Agreement dated August 4, 2022 (the “Purchase Agreement”), whereby, among other things, (i) the Equity Sellers sold 100% of the issued and outstanding Units of Maestro Health, LLC, a Delaware limited liability company (“Maestro”) to Marpai for $100 in cash and (ii) AXA irrevocably transferred and assigned to Marpai all of AXA’s rights and obligations with respect to receiving payments under that certain Term Loan Agreement, dated May 11, 2022, by and between AXA and Maestro in the principal amount of $59,900,000 (the “AXA Note”);

WHEREAS, on the Closing Date, Marpai paid $100 to the Equity Sellers in full satisfaction of its obligations to such Equity Sellers, and all remaining payment obligations under the Purchase Agreement at the Closing Date were owed to AXA;

WHEREAS, pursuant to the Purchase Agreement, following the transfer and assignment of the AXA Note, Marpai had certain annual payment obligations payable to AXA as provided in Section 2.4 and Exhibit 2 of the Purchase Agreement (the “Payment Obligations”);

WHEREAS, as a result of certain failures by Marpai to satisfy its Payment Obligations in a timely manner as required by the Purchase Agreement, the Parties entered into that certain (i) Amendment No. 1 to Purchase Agreement dated as of February 7, 2024 (the “First Amendment”; the Purchase Agreement as amended thereby is referred to herein as the “Amended Purchase Agreement”), pursuant to which the Parties agreed to, among other things, amend the timing of the Payment Obligations (the “Amended Payment Obligations”) and reduce the Initial Base Amount and Full Base Amount subject to the Reduction Criteria (as defined in the First Amendment), and (ii) Debt Reduction Agreement dated as of January 31, 2025, pursuant to which the Parties confirmed the reduction in the Initial Base Amount and Full Base Amount pursuant to the provisions of the First Amendment;

WHEREAS, following a payment of $196,000 on February 12, 2025, by Marpai to AXA, the outstanding balance of the Amended Payment Obligations in respect of the AXA Note was $19,780,731 as of December 31, 2025, inclusive of accumulated interest;

WHEREAS, as of the date hereof, Marpai has failed to satisfy its Amended Payment Obligations in a timely manner and otherwise in accordance with its minimum aggregate annual repayment obligations as provided for in the Amended Purchase Agreement, and the Parties have agreed to amend the timing of the Amended Payment Obligations for the benefit of Marpai on the terms and conditions set forth in this Second Amendment; and

WHEREAS, Section 10.9 of the Purchase Agreement generally provides that the Purchase Agreement, including any Exhibits thereto, may be amended by written agreement of the Parties.

A M E N D M E N T

NOW THEREFORE, in consideration of the foregoing, and of the terms and conditions set forth herein, the Parties hereby agree as follows:

1. Capital Raise Payment Obligations. Section 2.4(b)(i) of the Amended Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“in the event Purchaser or any of its Subsidiaries receives any proceeds through the sale of any securities in a private placement or public offering of securities (each an “Offering”, and the proceeds received therefrom, the “Offering Proceeds”), Purchaser shall pay or cause the applicable Subsidiary to pay to the Debt Seller an amount equal to thirty-five percent (35%) of the net Offering Proceeds no later than sixty (60) days after the Offering (the “Offering Proceeds Cap”); provided, however, that from the date hereof until December 31, 2026, the Purchaser and its Subsidiaries shall not be required to pay the Debt Seller any Offering Proceeds until the Purchaser and/or its Subsidiaries shall have received during that period, in aggregate, $5,000,000 in Offering Proceeds from one or more Offerings (the “Exemption Threshold”). For clarity, (i) if the aggregate Offering Proceeds received during such period from one or more Offerings exceed the Exemption Threshold, then such excess Offering Proceeds, and any other Offering Proceeds received during such period (or thereafter), shall be paid to the Debt Seller up to Offering Proceeds Cap, and, (ii) in no circumstances, shall the Exemption Threshold apply to any Offering Proceeds received after December 31, 2026, regardless of whether the applicable Offering(s) closed prior to such date; and”

2. Payment Obligations Amendment. Section 2.4(b)(ii)(A) of the Amended Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Purchaser shall make payments such that the total payments made to Debt Seller will equal the accumulated annual payments (inclusive of accrued interest at the Specified Rate) set forth on Exhibit 2 by no later than December 31 of 2027, 2028, and 2029, respectively. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, at any time and from time to time, to prepay all or any portion of the Unpaid Purchase Price by providing notice to the Debt Seller in accordance with Section 2.4(c). In the event of a partial prepayment of any Unpaid Purchase Price, Exhibit 2 shall be updated by the Debt Seller to reflect any reduction in the amounts of the payments due. No penalty, premium, or additional cost shall be payable by the Purchaser in connection with any prepayment.”

3. Exhibit Amendment. Exhibit 2 of the Amended Purchase Agreement is hereby deleted and replaced in its entirety by the table in Annex A hereto.

4. Effect of Amendment. The terms of this Second Amendment shall amend the Amended Purchase Agreement as if fully set forth in the Amended Purchase Agreement. If there is any conflict between the terms, conditions, and obligations of this Second Amendment (including Annex A hereto) and the Amended Purchase Agreement (including Exhibit 2 thereto), the terms, conditions, and obligations of this Second Amendment shall prevail. All other provisions of the Amended Purchase Agreement not specifically modified by this Second Amendment shall be unmodified and remain in full force and effect. This Second Amendment shall not be deemed (a) to be a consent granted pursuant to, or an amendment, waiver or modification of any other term or condition of the Amended Purchase Agreement, or any of the instruments or agreements referred to therein, or any defaults which may continue to exist, or which may occur, after the effectiveness of this Second Amendment, under any of the foregoing, or (b) to prejudice any other rights which AXA may now have or have in the future under or in connection with the Purchase Agreement, any of the instruments or agreements referred to therein, or applicable Law.

5. Indebtedness. Until the indefeasible payment in full in cash to AXA of all amounts set forth on Annex A hereto, except for any indebtedness or other obligations that exist as of the date hereof which shall continue to be permissible, Marpai shall not directly or indirectly create, incur, assume, permit to exist, or guarantee any secured or unsecured indebtedness, or other obligations of any type or nature, that is at any time senior in right of payment or priority to Marpai’s obligation to pay AXA the amounts set forth on Annex A hereto in accordance with the provisions of this Second Amendment and the Amended Purchase Agreement.

6. Marpai Representations and Warranties. Marpai hereby represents and warrants to AXA on the date hereof that: (a) Marpai is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, (b) the execution, delivery and performance by Marpai of this Second Amendment has been duly authorized by all necessary corporate action and does not and will not (i) contravene the terms of any of its organizational or governance documents, (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under any material contract or any material indebtedness, or (iii) violate any Law applicable to it, (c) no approval, consent, exemption, authorization, or other action of or by, or notice to, or filing with, any Governmental Entity or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Marpai of this Second Amendment or the Amended Purchase Agreement, (d) Marpai does not have any indebtedness or other obligations secured by any Lien on any of its assets or properties, whether now owned or hereafter acquired other than: (i) the Liens securing the obligations owing under that certain Securities Purchase Agreement dated April 15, 2024 (as amended from time to time). entered into with the purchasers that are parties thereto and JGB Collateral LLC, as collateral agent for such purchasers, and (ii) Permitted Liens, (e) the business plan and repayment schedule prepared by Marpai and delivered to AXA in connection with this Second Amendment entitled “2026.04 – Marpai – Payment schedule proposed_vApril 26” (the “Business Plan”), a copy of which is attached hereto as Annex B, was prepared in good faith and on a reasonable and prudent basis, and Marpai has no knowledge of any material fact or circumstance that would reasonably be expected to cause the Business Plan to be materially misleading, and (f) this Second Amendment, when executed and delivered, will constitute a legal, valid and binding obligation of Marpai enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7. Expenses. Pursuant to Section 9.4(b) of the Amended Purchase Agreement, and as further consideration for AXA agreeing to enter into this Second Amendment, Marpai shall pay all of the fees and costs of AXA (including the fees and costs of its outside counsel, which AXA has voluntarily agreed to cap at $30,000) in connection with the drafting, negotiation and implementation of this Second Amendment (collectively, “Fees and Expenses”). The Fees and Expenses shall be paid by Marpai in full, in cash within 90 days of the effectiveness of this Second Amendment to an account to be identified in writing by AXA. Marpai agrees that a failure to pay the Fees and Expenses as set forth in this Section 7 shall be a default hereunder and under the Amended Purchase Agreement.

8. Governing Law. This Second Amendment, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of, or relate to this Second Amendment or the negotiation, execution, or performance of this Second Amendment, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

9. Counterparts. This Second Amendment may be executed and delivered electronically or by facsimile and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Second Amendment or the terms hereof to produce or account for more than one of such counterparts.

10. Effectiveness. This Second Amendment shall be effective immediately upon the receipt by AXA of an executed counterpart from Marpai to this Second Amendment.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be duly executed as of the date first above written.

AXA S.A.

By:	/s/ Jean-Damien Létoquart
Name:	Jean-Damien Létoquart
Title:	Head of Group Corporate Finance and Treasury

MARPAI, INC.

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	Chief Financial Officer

ANNEX A

ANNEX B